U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

[ ] Form 1O-K   [ ] Form 11-K   [ X] Form 10-Q   [ ] Form N-SAR

For Period Ended March 31, 2001
                 ------------------

[ ] Transition Report on Form 10-K

[ ] Transition Report on Form 20-F

[ ] Transition Report on Form 11-K

[ ] Transition Report on Form 10-Q

[ ] Transition Report on Form N-SAR


    For the Transition Period Ended:    _______________________________________

         Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

          Form 10QSB for the 6 and 3 month periods ended March 31, 2001
         --------------------------------------------------------------



                                     PART I
                             REGISTRANT INFORMATION



________________________________________________________________________________
Full Name of Registrant:

   Whitehall Enterprises, Inc.


________________________________________________________________________________
Former Name if Applicable:

     Total World Telecommunications, Inc.

________________________________________________________________________________
Address of principal executive office (Street and number)

         801 Brickell Avenue, 9th Floor

________________________________________________________________________________
City, State and Zip Code

       Miami, Florida   33131




                                    PART II
                             RULE 12b-25(b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b) [Paragraph 23,047], the following should be completed. (Check box, if appropriate)


[X]  |    (a)  The reasons  described in  reasonable  detail in Part III of this
     |         form  could  not be  eliminated  without  unreasonable  effort or
     |         expense;
     |
     |    (b)  The subject annual report,  semi-annual report, transition report
     |         on Form 10-K,  Form 20-F  or Form N-SAR, or  portion thereof will
[X]  |         be filed on or before the fifteenth  calendar day  following  the
     |         prescribed  due  date;  or  the  subject   quarterly   report  or
     |         transition  report on Form 10-Q, or portion thereof will be filed
     |         on or before the fifth  calendar day following the prescribed due
     |         date; and [Amended in Release No. 34-26589 (Paragraph 72,435),
               effective April 12, 1989, 54 F.R. 10306.]
     |
     |    (c)  The  accountant's  statement  or other  exhibit  required by Rule
     |         12b-25(c) has been attached if applicable.

















                                    PART III
                                   NARRATIVE

         State below in reasonable detail the reasons why the Form 1O-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period. [Amended in Release No. 34-26589 (Paragraph 72,435), effective April 12, 1989, 54 F.R. 10306.]

Information needed to complete the financial statements of the Company's wholly owned subsidiaries was not available. The information will be available May 15, 2001, and the subsidiary's financial information will be used to complete the Company's consolidated financial statements.

                                    PART IV
                               OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

      Carlos M. Trueba                           (305)            593-2644
--------------------------------------------------------------------------------
         (Name)                                (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                     [X] Yes              [ ]No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                    [ ] Yes              [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                           Whitehall Enterprises, Inc.
                   ------------------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date:    May 14, 2001               By: /s/        Luis Alvarez
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